Shareholders’ Agreement

Party A:  Tongding Group Co., Ltd. (通鼎集团有限公司)

Legal Representative: SHEN Xiaoping

Domicile: 8 Xiaoping Avenue, Badu Economic Development Zone, Zhenze Town, Wujiang District, Suzhou, Jiangsu Province

Party B:  Shanghai Yujing Investment Center (Limited Partnership) (上海毓璟投资中心)（有限合伙）

Legal Representative: LIU Jing

Domicile: Suite 24058, Area 1, Building No. 2, 888 Huanhu West Second Road, Nanhui New City, Pudong New Area, Shanghai

Party C:  Hangzhou Xingqiong Investment LLP (杭州星琼投资合伙企业)

Authorized Representative: CHEN Xiaoliang

Domicile: Suite 1707, Jiliang Building, Cuiyuan Sub-district, West Lake District, Hangzhou, Zhejiang Province

(Party A, Party B and Party C each a “Party” and collectively the “Parties” or the “Three Parties”)

Whereas:

 (1)          The Parties intend to establish Tonghao Information Technology (Shanghai) Co., Ltd. (“Tonghao Shanghai”) a registered capital of RMB508 million in October 2017 in China (Shanghai) Pilot Free Trade Zone.  Upon establishment of Tonghao Shanghai, Party A shall subscribe for RMB242.824 million of the registered capital of and hold 47.8% of the equity interest in Tonghao Shanghai, and each of Party B and Party C shall subscribe for RMB132.588 million of the registered capital of and hold 26.1% of the equity interest in Tonghao Shanghai.  Tonghao Shanghai’s registered capital shall be paid by installments.  In that regard, Party A has undertaken to pay RMB110,781,856 as the first installment of its subscribed capital contribution, and each of Party B and Party C has undertaken to pay RMB83,086,392 as the first installment of its subscribed capital contribution.

(2)          Tonghao Shanghai is to be established for the purpose of establishing a wholly-owned subsidiary Tonghao (Cayman) Limited (“Tonghao Cayman”) subject to receipt of the ODI approvals, which will be used as the purchaser to acquire shares in NASDAQ listed UTStarcom Holding Ltd. (UTSI) (the “Target Company”) (such purpose the “JV Purpose”).

NOW, THEREFORE, after having reached agreement through consultations among them, the Parties hereby enter into this Shareholders’ Agreement (this “Agreement”) as follows by adhering to the principle of equality and mutual benefit and on the basis of equality, voluntariness, fairness and good faith:

Article 1          Corporate Governance

1.1          Shareholders’ Assembly

The shareholders’ assembly of each of Tonghao Shanghai and Tonghao Cayman shall consist of all its shareholders and shall have the following powers:

(1)          determination of the business plans and investments of the company;

(2)          election and removal of the directors and supervisors who are not worker’s representatives, and determination of the matters related to the remuneration of the directors and supervisors;

(3)          review and approval of the reports of the board of directors;

(4)          review and approval of the reports of the board of supervisors or the supervisor;

(5)          review and approval of the annual financial budget plans and final account plans of the company;

(6)          review and approval of the annual profit distribution plans and loss make-up plans of the plan;

(7)          resolution on any increase in or reduction of the registered capital of the company;

(8)          resolution on any issuance of any bonds by the company;

(9)          resolution on any merger or consolidation, split-off, dissolution, liquidation or change of form of organization of the company;

(10)        any amendment to the articles of association of the company; and

(11)        any other powers conferred by the articles of association of the company.

In case of any conflict between the powers of the shareholders’ assembly provided by the applicable laws and regulations and those specified above, the provisions of the applicable laws and regulations shall prevail.  Any resolution to be adopted by the shareholders’ assembly within its powers shall require the unanimous approval of all the shareholders.

1.2          Board of Directors

The Parties mutually agree that each of Tonghao Shanghai and Tonghao Cayman shall have a board of directors, which shall consist of four directors. Party A shall have the right to appoint two directors to each board and each of Party B and Party C shall have the right to appoint one, as further set forth in the table below.  The chairman of each board shall be appointed by Party A.  The rules of procedures of each board shall be as set forth in detail in the Rules of Procedures of the Board adopted by the relevant shareholders’ assembly.

Table of Board Composition

	Tonghao Shanghai	Tonghao Cayman
Party A	Two directors	Two directors
Party B	One director	One director
Party C	One director	One director

1.3          Opening of Bank Accounts

All the bank accounts opened by each Tonghao Shanghai and Tonghao Cayman shall permit online banking.  Each of Party A, Party B and Party C shall keep one UKEY.  Any payment by Tonghao Shanghai or Tonghao Cayman, as the case may be, shall require the unanimous approval of all the Three Parties.

1.4          Payment of Registered Capital of Tonghao Shanghai

(1)          Amount of Subscribed Capital Contribution

(A)          Party A shall subscribe for RMB242.824 million of the registered capital of Tonghao Shanghai and shall pay RMB110,781,856 as the first installment of its subscribed capital contribution;

(B)          Party B shall subscribe for RMB132.588 million of the registered capital of Tonghao Shanghai and shall pay RMB83,086,392 as the first installment of its subscribed capital contribution; and

(C)          Party C shall subscribe for RMB132.588 million of the registered capital of Tonghao Shanghai and shall pay RMB83,086,392 as the first installment of its subscribed capital contribution,

(2)          Timing of Payment of Subscribed Capital Contribution

(A)          Timing of Payment of First Installment of Subscribed Capital Contribution:  The Parties mutually agree that they shall pay the first installment of their subscribed capital contribution on the date on which Tonghao Shanghai enters into the equity transfer agreement with any of the existing shareholders of the Target Company, i.e., E-Town International Investment, Invex Operadora CV and DASAN Networks, Inc., or any of their respective controlled entity holding the shares in the Target Company; provided that, because Party C is required to file the first installment with the Asset Management Association of China (“AMAC”), it shall be acceptable for Party C to perform such funding obligation after it has completed such filing.

(B)          Timing of Payment of Subsequent Installments of Subscribed Capital Contribution: Any subsequent installment of the subscribed capital contribution may not be contributed to Tonghao Shanghai until after the Parties have reached agreement thereon through consultations.

(3)          Transfer of Subscribed Capital

Within one year as of the establishment of Tonghao Shanghai (the “Period of Permitted Transfer of Subscribed Capital”), a portion of the registered capital of Tonghao Shanghai subscribed by Party A equal to RMB66,040,000, representing 13% of the equity interest in Tonghao Shanghai (the “Offered Interest”), shall be transferred to a third party unanimously designated by all the Three Parties (the “Third Party Transferee of Tonghao Shanghai Subscribed Capital”), and shall be actually paid within the time limit jointly determined by all the Three Parties.  Where the Parties fail to reach agreement on the identity of the Third Party Transferee of Tonghao Shanghai Subscribed Capital or the Third Party Transferee of Tonghao Shanghai Subscribed Capital so selected fails to complete the payment of the transferred subscribed capital within the agreed time limit, the Offered Interest shall be subscribed by the Three Parties at the ratio of 4:3:3 or any other ratio otherwise determined by the Parties.

1.5          Custody of Seals

(1)          The financial seal of Tonghao Shanghai shall be in the custody of Party C;

(2)          The company seal of Tonghao Shanghai shall be in the custody of Party A; and

(3)          The legal representative seal of Tonghao Shanghai shall be in the custody of Party B.

1.6          Information Disclosure

(1)          After Tonghao Shanghai and Tonghao Cayman are established respectively, the board of directors of Tonghao Shanghai or Tonghao Cayman, as the case may be, shall provide to each shareholder of Tonghao Shanghai or Tonghao Cayman, as the case may be,

(A)          for each fiscal year, the unaudited annual financial statements of Tonghao Shanghai or Tonghao Cayman, as the case may be, no later than 60 days as of the end of such fiscal year;

(B)          for each fiscal year, the audited annual financial statements of Tonghao Shanghai or Tonghao Cayman, as the case may be, no later than 80 days as of the end of such fiscal year;

(C)          for each fiscal quarter, the unaudited quarterly financial statements of Tonghao Shanghai or Tonghao Cayman, as the case may be, no later than 30 days as of the end of such fiscal quarter;

(D)          for each fiscal month, the unaudited monthly financial statements of Tonghao Shanghai or Tonghao Cayman, as the case may be, no later than 10 days as of the end of such fiscal month;

(1)          Each shareholder of Tonghao Shanghai or Tonghao Cayman, as the case may be, shall have the right to review and check the assets, financial accounting books and other investment records of Tonghao Shanghai or Tonghao Cayman, as the case may be, during normal business hours.

1.7          Third Party Indebtedness and Guarantees

Without consent of all of its shareholders, neither Tonghao Shanghai nor Tonghao Cayman may incur any indebtedness owed to any third party nor may it provide any guarantee for the benefit of any third party.

Article 2          Transfer of Equity Interest

The Parties mutually agree that:

2.1          From the 36th-month anniversary (the “Reference Date A”) of the date of establishment of Tonghao Shanghai to the 30th natural day after the Reference Date A, Party A shall have the option to give a written notice (the “Call Option Exercise Notice”) to each of Party B and C requesting that it would purchase from them no more than 50% of their respective equity interest in Tonghao Shanghai at the purchase price set forth set forth in Section 2.1.1 herein below (the “Call Option Purchase Price”) (such transaction the “Call Option Purchase”).  In other words, Party A shall have the right to purchase from each of Party B and Party C no more than its 13.05% equity interest in Tonghao Shanghai, and each of Party B and Party C shall sell to Party A its 13.05% equity interest in Tonghao Shanghai at the Call Option Purchase Price in accordance with the Call Option Exercise Notice from Party A.

2.1.1          Call Option Purchase Price

(A)          If the Target Company is still a NASDAQ listed company on Reference Date A, the Call Option Purchase Price shall be equal to an amount calculated as follows: (average per share trading price of the Target Company shares during the 120 trading days immediately prior to Reference Date A * the number of Target Company shares held by Tonghao Cayman + other effective net assets of Tonghao Shanghai other than the Tonghao Cayman shares held by it + other effective net assets of Tonghao Cayman other than the Target Company shares held by it) * the percentage of the paid-in registered capital of Tonghao Shanghai represented by the equity interest in Tonghao Shanghai to be so purchased; or

(B)          If the Target Company is no longer a NASDAQ listed company on Reference Date A, the Call Option Purchase Price shall be equal to an amount calculated as follows: (net profit of the Target Company during the preceding year as audited in accordance with PRC GAAP * (12 ~15) PE multiple + other effective net assets of Tonghao Shanghai other than the Tonghao Cayman shares held by it + other effective net assets of Tonghao Cayman other than the Target Company shares held by it) * the percentage of the paid-in registered capital of Tonghao Shanghai represented by the equity interest in Tonghao Shanghai to be so purchased, in connection with which, the actual PE multiple shall be jointly determined by the Parties with reference to the then fair market value; and

(C)          Whether under the scenario described in (A) or that in (B) above, the Call Option Purchase Price shall not be lower than the amount calculated as follows: the amount of the paid-in capital of Tonghao Shanghai net of any and all of the relevant expenses * (1+ the number of days elapsed from the date of payment of the capital contribution to Reference Date A/365 * 10%) * the percentage of the paid-in registered capital of Tonghao Shanghai represented by the equity interest in Tonghao Shanghai to be so purchased.

2.1.2          Timing of Call Option Purchase and of the Payment of Call Option Purchase Price

To the extent that the Call Option Purchase is not subject to the review or approval by any relevant regulatory authority, within 60 natural days as of Party A’s issuance of the Call Option Exercise Notice, the Parties shall take all the necessary actions and execute all the necessary documents required to consummate the execution of the relevant equity transfer agreement, payment of the Call Option Purchase Price, registration of the amended business particulars with the competent administration for industry and commerce, and any other necessary procedures; and where on the contrary, the Call Option Purchase is subject to the review or approval by any relevant regulatory authority, Party A shall make its best efforts to go through the required review and approval procedures, and all the Parties shall take all the necessary actions and execute all the necessary documents required to consummate the execution of the relevant equity transfer agreement, payment of the Call Option Purchase Price, registration of the amended business particulars with the competent administration for industry and commerce, and any other necessary procedures.

2.2          Starting from the 60th-month anniversary (the “Reference Date B”) of the date of establishment of Tonghao Shanghai, Party B and Party C shall have the option to jointly give a written notice (the “Put Option Exercise Notice”) to Party A requesting Party A to purchase from Party B and Party C simultaneously all of their then remaining equity interest in Tonghao Shanghai at the purchase price set forth set forth in Section 2.2.1 herein below (the “Put Option Purchase Price”) (such transaction the “Put Option Purchase”).

2.2.1          Put Option Purchase Price

(A)          If the Target Company is still a NASDAQ listed company on Reference Date B, the Put Option Purchase Price shall be equal to an amount calculated as follows: (the average per share trading price of the Target Company shares during the 120 trading days immediately prior to Reference Date B * the number of Target Company shares held by Tonghao Cayman + other effective net assets of Tonghao Shanghai other than the Tonghao Cayman shares held by it + other effective net assets of Tonghao Cayman other than the Target Company shares held by it) * the percentage of the paid-in registered capital of Tonghao Shanghai represented by the equity interest in Tonghao Shanghai to be so purchased; or

(B)          If the Target Company is no longer a NASDAQ listed company on Reference Date B, the Put Option Purchase Price shall be equal to an amount calculated as follows: (the net profit of the Target Company during the preceding year as audited in accordance with PRC GAAP * (12 ~15) PE multiple + other effective net assets of Tonghao Shanghai other than the Tonghao Cayman shares held by it + other effective net assets of Tonghao Cayman other than the Target Company shares held by it) * the percentage of the paid-in registered capital of Tonghao Shanghai represented by the equity interest in Tonghao Shanghai to be so purchased, in connection with which, the actual PE multiple shall be jointly determined by the Parties with reference to the then fair market value.

2.2.2          Timing of Put Option Purchase and of the Payment of Put Option Purchase Price

To the extent that the Put Option Purchase is not subject to the review or approval by any relevant regulatory authority, within 60 natural days as of the joint issuance by Party B and Party C of the Put Option Exercise Notice, the Parties shall take all the necessary actions and execute all the necessary documents required to consummate the execution of the relevant equity transfer agreement, payment of the Put Option Purchase Price, registration of the amended business particulars with the competent administration for industry and commerce, and any other necessary procedures; and where on the contrary, the Put Option Purchase is subject to the review or approval by any relevant regulatory authority, Party A shall make its best efforts to go through the required review and approval procedures, and all the Parties shall take all the necessary actions and execute all the necessary documents required to consummate the execution of the relevant equity transfer agreement, payment of the Put Option Purchase Price, registration of the amended business particulars with the competent administration for industry and commerce, and any other necessary procedures.

2.3          When any Party transfers to any third party (the “Third Party Transferee of Tonghao Shanghai Equity Interest”) its equity interest in Tonghao Shanghai, the other two Parties shall have the right to transfer to the Third Party Transferee of Tonghao Shanghai Equity Interest their equity interest in Tonghao Shanghai at the same price and on the same terms in proportion to their paid-in capital contribution to Tonghao Shanghai.

Article 3          Disposal of Target Company Shares

Starting from the 36th-month anniversary of the date of establishment of Tonghao Shanghai, each Party shall have the following rights:

Each Party shall have the right to dispose of through Tonghao Cayman, the Target Company shares represented by its Tonghao Shanghai equity interest at its sole discretion and exclusively own the proceeds obtained from such disposal.  Specifically, the number of Target Company shares that each Party may dispose of at its sole discretion shall be equal to: the number of Target Company shares held by Tonghao Cayman * percentage of such Party’s equity interest in Tonghao Shanghai.

When any Party disposes of any Target Company shares to which it has a right of disposal under this Article, neither of the other Parties may interfere therewith.  Instead, they shall render any necessary assistance therein.  Upon completion of any such disposal, the equity interest held by the disposing Party in Tonghao Shanghai shall be reduced pro rata in the manners to be determined by then by the Parties after reaching agreement through consultations.

Article 4          Default Liability

4.1          In the event that any Party breaches this Agreement, the other Parties shall have the right to bring a claim against the breaching Party for indemnity against any and all the losses suffered by the other Parties arising from such breach, including without limitation, attorney’s fee, preservation fee, notarization fee and any other related reasonable fees and expenses, as well as the profit that would otherwise be earned by the other Parties had this Agreement been duly performed; provided that, the amount of the indemnity so claimed shall not exceed the amount of the losses that the breaching Party predicted or should have predicted when it executed this Agreement.

4.2          In the event that any Party breaches this Agreement, in addition to the right to make a demand for the breaching Party’s assumption of the default liability, the other Parties shall also have the right to make a demand for the actual and full performance by the breaching Party of its obligations under this Agreement.

Article 5          Notices

5.1          The Parties may send notices by email, recorded telephone message or fax.

5.2          A notice shall be deemed to have been effectively served on the following date:

(i) on the date on which the notice is sent out by email, if the notice is sent by email;

(ii) on the date on which the content of the notice is recorded, if the notice is sent by recorded telephone message; or

(iii) on the date on which the fax is transmitted, if the notice is sent by fax.

5.3          The contact information of each Party for the purpose of receiving notices shall be as set forth below:

Party A:
Contact Person: SHEN Cailing
Email: shencl@tongdinggroup.com
Telephone: 0512-63878826
Fax: 0512-63878826
Party B:
Contact Person: MA Jing
Email: maggie.ma@ruicuncapital.com
Telephone: 021-20748188
Fax: 021-20748199
Party C:
Contact Person: CHEN Xiaoliang
Email: 1977cxl@163.com
Telephone: 0571-56883014
Fax:

5.4          Each Party shall have the right to change its contact address at any time; provided that, it shall notify the other Parties of such change within two business days as of the occurrence of such change.

Article 6          Governing Law and Dispute Resolution

6.1          The execution, validity, interpretation and performance of and resolution of dispute arising under this Agreement shall be protected and governed by the laws of the People’s Republic of China, which for the purpose of this Agreement, shall exclude laws of Hong Kong Special Administrative Area (the “SAR”), Macau SAR and Taiwan.

6.2          In case of any dispute among the Parties arising from the performance of this Agreement, the Parties shall first attempt to resolve such dispute through consultations.  Where such dispute fails to be resolved through such consultations, any Party shall have the right to refer such dispute to Shanghai Arbitration Commission (“ACCSH”) for arbitration in China (Shanghai) Pilot Free Trade Zone in accordance with ACCSH Arbitration Rules then in effect.  An arbitral award shall be final and binding upon all the Parties.  Unless otherwise provided by the arbitral award, the fees and expenses actually paid by the Parties in connection with the arbitration, including without limitation, arbitration fee and reasonable attorney’s fee, shall be borne by the losing Party.

Article 7          Amendment, Supplement and Rescission

7.1          This Agreement may be amended subject to mutual agreement among the Parties.

7.2          Any matter not covered hereunder may be set forth in a supplementary agreement to be further entered into among the Parties after reaching agreement through consultations.  In case of any discrepancy between this Agreement and any such supplementary agreement, such supplementary agreement shall prevail.

7.3          This Agreement after being amended (an “Amended Agreement”) and any supplementary agreement shall have the equal force and effect as this Agreement.  In case of any conflict between any Amended Agreement or any supplementary and this Agreement, such Amended Agreement or supplementary agreement shall prevail.

7.4          Unless otherwise provided herein, without unanimous consent of all the Parties, this Agreement, after being executed, may not be rescinded or terminated by any Party.

7.5          Where due to any reason on the part of any third party or force majeure, the Parties reasonably determine that the JV Purpose can not be achieved within a reasonable time limit, the Parties shall enter into amicable and bona fide negotiations in good faith about the rescission of this Agreement, the disposal of Tonghao Shanghai and Tonghao Cayman and other related matters.

Article 8          Miscellaneous

8.1          Headings used in this Agreement are for convenience only and may not be used to interpret this Agreement.

8.2          In the event that any provision of this Agreement is invalid for whatever reason, such invalidity shall not affect the validity of any other provision of this Agreement, and the Parties shall continue to perform the other provisions of this Agreement.  Where this Agreement or any provision hereof is held legally nonbinding by any competent arbitration institution or court, which has an adverse effect on any Party, the other Parties may not deny the affected Party’s economic benefit solely based thereon.  Instead, the Parties shall adopt any legally permitted alternative arrangement so as to confer on the affected Party the same or equivalent economic benefit and legal rights.

8.3          This Agreement shall take effect after being affixed with the signature (or personal name seal) of the legal or authorized representative and the company seal or contract seal of each Party.

8.4          This Agreement shall be executed in three counterparts, with each Party to hold one.  All such counterparts shall have equal legal force.

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[Signature page, no body text on this page]

When signing this Agreement, each of the undersigned has well reviewed all the provisions of this Agreement and does not have any objection hereto, and has developed an accurate and correct understanding of the legal relationship among the parties hereto and the legal meaning of those provisions concerning the relevant rights, obligations and responsibilities of the parties hereto.

Party A: Tongding Group Co., Ltd.

By:	/s/ Shen Xiaoping	(to be affixed with the signature or seal)
Legal or Authorized Representative

Party B: Shanghai Yujing Investment Center (Limited Partnership)

By:	/s/ Liu Jing	(affixed with the company seal of Party B)
Legal or Authorized Representative

Party C: Hangzhou Xingqiong Investment LLP

By:	/s/ Chen Xiaoliang	(to be affixed with the signature or seal)
Authorized Representative of the Executive Partner

Date of Execution:	October 24, 2017